Jonathan Wolfson
Portola Valley, CA

March 3, 2017

Apu Mody
Chief Executive Officer
TerraVia Holdings, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Dear Apu:
This letter agreement confirms my understanding and agreement with TerraVia Holdings, Inc. (the "Company" or "TerraVia") regarding my final day of employment with the Company. I have currently been employed as Executive Chairman of the Company. Subject to the Company's agreement to the terms of this letter agreement, my employment with the Company will cease and I will be deemed to have resigned employment as of the date hereof (the "Effective Date"), but for financial purposes my employment compensation shall be deemed to have terminated on January 13,2017. The Company shall pay me on the Effective Date my accrued but unused vacation balance as of the Effective Date, which the parties agree is in the amount of $66,576. The Company shall also pay me within 10 business days of the Effective Date, a bonus payment in the amount of $200,000 in respect of my service to the Company for 2016. I confirm that, other than the obligations set forth in this letter agreement, I have received all salary and other payments as of the Effective Date and that my status as an employee of the Company will end as of the Effective Date. From and after the Effective Date, I will continue on as a member of the Board of Directors and Chairman of the Board of the Company, which is a non-executive position. From and after the Effective Date, my status will be as a non-employee director and I will receive the same level of compensation and benefits as are provided by the Company to its outside directors commencing as of the Effective Date, which amounts shall begin to accrue on the Effective Date and shall be paid in accordance with standard practices of the Company for compensation of directors. Despite my change in status from employee to non-employee director, there will be no interruption in my Continuous Service Status (as defined in the TerraVia 2004 Equity Incentive Plan and the TerraVia 2011 Equity Incentive Plan). From and after the Effective Date, the Company will pay for my COBRA premiums for calendar year 2017, provided that I timely and effectively enroll in COBRA coverage within the time period instructed.

In connection with my change of status, and notwithstanding the foregoing definition of Continuous Service Status, I agree that as January 13, 2017 (i) all of my then unvested TerraVia stock options shall be cancelled for no value and (ii) all of my then unvested TerraVia restricted stock units shall be cancelled for no value.

The Company further agrees that I may pursue a hair care business based on the AlgaPro concept I developed while at TerraVia and may also, subject to my fiduciary obligations as a director, pursue other business opportunities notwithstanding my continuing service as a director of the Company. I also acknowledge that should I pursue an opportunity that is competitive with the Company's business that it would be in the best interests of me and the Company to resign my position on the Board. I also acknowledge that the above approval does not authorize me to use any intellectual property, trade secrets or confidential information of the Company other than (a) materials, images and branding developed for the AlgaPro hair care concept, or (b) as may otherwise be agreed by the Company. I understand, and the Company agrees, that the Indemnification Agreement dated April 29, 2011 by and between the Company and me remains in force.

The Company shall reimburse me for reasonable expenses for legal representation in connection with this letter agreement in an amount not to exceed $10,000.
This letter agreement may be executed in counterparts.
Sincerely,
/s/ Jonathan Wolfson
Jonathan Wolfson

Agreed and accepted to by the Company in all respects.
TerraVia Holdings, Inc.
By: /s/ Apu Mody
Apu Mody
Chief Executive Officer